Exhibit 10.92

CONSULTING AGREEMENT
This Consulting Agreement (the "Agreement") is made and entered into as of the 8th day of December, 2015 (the "Effective Date"), between HollyFrontier Corporation and its subsidiaries and affiliates (hereinafter referred to as the "Company") and Bruce R. Shaw (hereinafter referred to as "Consultant").
Recitals
WHEREAS, Consultant ceased to be a salaried employee of Holly Logistic Services, L.L.C., a wholly-owned subsidiary of HollyFrontier Corporation, as of November 2, 2015; and
WHEREAS, the Company desires that Consultant consult with the Company;
NOW, THEREFORE, in consideration of the parties' mutual promises, the Company engages the services of Consultant on the following terms and conditions:
1.This Agreement shall be effective commencing on the Effective Date, and shall continue in effect thereafter for 12 months (collectively, the "Initial Term"). Following the Initial Term, this Agreement will continue on a month-to-month basis (the "Renewal Term" and, together with the Initial Term, the "Term"). Notwithstanding the foregoing, this Agreement may be terminated (a) by the Company at any time for cause, or (b) by either party upon thirty (30) days advance written notice to the other party. For purposes of this Agreement, cause is defined as: (w) Consultant’s material breach of this Agreement; (x) fraud, forgery, misrepresentation or dishonesty; (y) conviction of, or plea of no contest to, a felony crime; or (z) any act or omission by Consultant that causes, or could reasonably be expected to cause, material injury to the Company.
2.In performing Consultant's obligations hereunder, Consultant shall comply with all applicable laws and with all applicable orders, rules and regulations of all duly constituted authorities.
3.During the Term, Consultant shall perform such services for the Company as shall be agreed to between the Consultant, on the one hand, and the Chief Executive Officer, the President or the Chief Operating Officer of the Company, on the other hand.
4.Consultant shall at all times be an independent contractor. Nothing in this Agreement shall be construed as creating the relationship of principal and agent, or employer and employee, between the Company, on the one hand, and Consultant, on the other hand. The Company and Consultant recognize that Consultant's services require specialized training and skills. Consultant shall have no authority to hire any persons on behalf of the Company, and any person whom Consultant may employ shall be deemed to be solely the employee of Consultant. Consultant shall have control and management of the work under this Agreement, and no right is reserved to the Company to direct or control the manner in which the work is performed, as distinguished from the result to be accomplished. Nothing herein contained shall be construed to authorize Consultant to incur any debt, liability or obligation of any nature for or on behalf of the Company. Consultant agrees, however, that said work and services shall be completed and delivered in accordance with instructions delivered to Consultant by the Company from time to time and consistent with the policies and practices of the Company. Neither Consultant nor Consultant's agents or employees, if any, shall be eligible to participate in any benefits or privileges given or extended by the Company to its employees, including, but not limited to, pension, profit sharing, workers' compensation insurance, unemployment insurance, other insurance, health, medical, life or disability benefits or coverage, or paid time off. Consultant agrees to be solely responsible for the acts or omissions of Consultant and Consultant's employees, if any, including acts or omissions during the performance of services pursuant to this Agreement.

1.    As full and complete compensation for the services to be performed hereunder during the Term, the Company shall pay and the Consultant shall receive a payment of $8,333.33 per calendar month (prorated for any partial calendar month during the Term) to provide up to 20 hours of services per month (the “Threshold”) and an additional $500 per hour for any additional hours of service provided in any calendar month during the Term pursuant to this Agreement. As a condition to receiving payment for any hours of service in excess of the Threshold in any calendar month, Consultant must (a) notify the Chief Executive Officer or the President of the Company, in writing (which shall include by means of electronic mail), prior to providing any hours of service in excess of the Threshold, such notice to include the proposed additional hours Consultant expects to provide services in such calendar month, and (b) obtain prior written approval (which shall include by means of electronic mail) from the Chief Executive Officer or the President of the Company to provide such additional hours of services. Within ten (10) business days following the end of each calendar month, Consultant shall submit an invoice to the Company that details (x) the total number of hours during the calendar month that services were provided by the Consultant pursuant to this Agreement, and (y) a brief description of the services provided during the calendar month to which the invoice relates. At the request of the Company, Consultant shall submit documentation evidencing the work performed.
2.    The Company shall pay or reimburse Consultant for all reasonable (in type and amount) and necessary business expenses, including travel expenses, incurred by Consultant in the course of providing consulting services for the Company, subject to prior approval by the Company. Consultant shall furnish the Company with the documentation required by the Internal Revenue Code of 1986, as amended (or by any successor revenue statute) and the regulations thereunder in connection with all such expenses including, without limitation, all approved business travel and entertainment expenses.
3.    It is expressly intended that Consultant shall, in all instances, be an independent contractor of the Company. Nothing herein prevents Consultant from providing independent contractor services to other individuals or businesses, provided such other services do not: (1) interfere with Consultant's provision of services under this Agreement; (2) divulge or misappropriate any information concerning the Company’s operations or the results of any operations conducted by the Company; or (3) create a conflict of interest with the business of the Company or any of its affiliates. Unless the Company agrees otherwise, Consultant shall be solely responsible for procuring, paying for and maintaining any equipment, software, tools or supplies necessary or appropriate for the performance of Consultant's services hereunder. Consultant shall not use his Company-issued laptop to perform services for other individuals or businesses. Consultant agrees that he will use his Company-issued laptop only for purposes of providing the services under this Agreement.
4.    Pursuant to Consultant's responsibility as an independent contractor, Consultant agrees to and does hereby accept full and exclusive liability for the payment of any and all income taxes and contributions or taxes for unemployment insurance, social security or disability benefits and old age retirement benefits, pensions or annuities now or hereafter imposed by or under the laws of the United States or laws of the state in which this Agreement is to be performed and which are measured by the wages, salaries or other remuneration paid to any persons furnished by Consultant on work performed under the terms of this Agreement. Consultant agrees to make payments of any and all such contributions and taxes or similar charges and to relieve the Company of and from any and all liability therefor. Consultant shall be solely responsible for payment of all taxes, including self-employment taxes, due as a result of the Company's payment for services rendered pursuant to this Agreement and shall indemnify the Company in the event the Company is required to pay any such taxes on behalf of Consultant. Consultant further agrees to fully comply with the Occupational Safety and Health Act of 1970 and all laws and regulations applicable to fair and equal employment. Consultant also assumes all liability for any applicable sales or use taxes.
5.    In order to induce the Company to enter into this Agreement, Consultant hereby agrees that, except as required by applicable law, all non-public documents, records, techniques, business secrets and other information which come into Consultant's possession from time to time relating to the Company or any of its affiliates, or to Consultant's work for the Company or its affiliates, shall be deemed to be confidential and proprietary to the Company or its affiliates, as applicable, and Consultant further agrees to retain in confidence any confidential information known to Consultant concerning the Company and its affiliates and businesses. Consultant acknowledges that he is subject to various legal holds issued by the Company and agrees to not destroy or delete any documents subject to the legal holds. In the event of a breach or threatened breach by Consultant of the provisions of this Paragraph 9, the Company and its affiliates, as applicable, shall, in addition to any other available remedies, be entitled to an injunction restraining Consultant from disclosing, in whole or in part, any such information or from rendering any services to any person, firm or corporation to whom any of such information may have been disclosed or is threatened to be disclosed or from destroying or deleting any documents subject to a legal hold. If Consultant is legally required to disclose confidential information relating to the Company or its affiliates, Consultant shall promptly notify the Company so that the Company may seek to prevent or limit the disclosure of such confidential information.
1.    In exchange for the confidential information and other consideration provided to Consultant pursuant to this Agreement and as a material incentive for the Company to enter into this Agreement, Consultant agrees that, during the Term, Consultant will not, without the Company's prior written authorization, other than in the furtherance of Consultant's duties under this Agreement, directly or indirectly, for himself or for others:
a.    Provide services to, or own or manage, in any capacity, any business entity that offers services or products that compete with the Company or its affiliates. This restriction concerns only such of Consultant's services as would relate to products or services similar to or competitive with the products and services of the Company or its affiliates and with which Consultant had involvement, or about which Consultant had access to confidential information of the Company, prior to the termination of this Agreement. This restriction applies in any state where the Company or its affiliates conduct business during the Term or as of the time this Agreement terminates, and any state where Consultant provides services for, or is involved with confidential information of, the Company or its affiliates. This restriction does not include owning an investment interest of less than two percent (2%) in a publicly-traded company.
b.    Solicit, influence, induce, or encourage any customer, potential customer, vendor, supplier or business partner of the Company or its affiliates with whom Consultant had contact or about whom Consultant had access to confidential information of the Company prior to the termination of this Agreement, to abandon, reduce or materially change its business relationship with the Company or its affiliates.
Consultant agrees that money damages would not be a sufficient remedy for any breach of the covenants contained in subparagraphs (a) or (b) and that, in the event of breach, the Company and/or its affiliates shall be entitled to specific performance, temporary, preliminary and permanent injunctive relief and other available relief in addition to all other remedies, including without limitation money damages, available to them. Any breach of the provisions set forth in subparagraphs (a) or (b) shall further, in addition to any other legal remedies that may be invoked by the Company, result in the immediate termination of payments to Consultant under this Agreement.
2.    In exchange for the confidential information and other consideration provided to Consultant pursuant to this Agreement and as a material incentive for the Company to enter into this Agreement, Consultant agrees that, during the Term and for a period of two years thereafter, Consultant will not, without the Company's prior written authorization, other than in the furtherance of Consultant's duties under this Agreement, directly or indirectly, for himself or for others, hire or seek to hire any employee or independent contractor of the Company or any of its affiliates, or in any other manner attempt to solicit, influence, induce, or encourage any such employee or independent contractor to leave the employment of the Company or any of its affiliates. Consultant agrees that money damages would not be a sufficient remedy for any breach of the covenants contained in this Paragraph 11 and that, in the event of breach, the Company and/or its affiliates shall be entitled to specific performance, temporary, preliminary and permanent injunctive relief and other available relief in addition to all other remedies, including without limitation money damages, available to them. Any breach of the provisions set forth in this Paragraph 11 shall further, in addition to any other legal remedies that may be invoked by the Company, result in the immediate termination of payments to Consultant under this Agreement.
3.    All proprietary technology and all financial, operating, and training ideas, processes, and materials, including works of expression and all copyrights in such works, relating to the Company's current or potential business, that are developed, written, conceived of, or improved upon by Consultant, singly or jointly, in connection with, as a result of, or otherwise incident to the performance of this Agreement, shall be the sole property of the Company. Accordingly, Consultant will disclose, deliver, and assign to the Company all of Consultant's right, title and interest in and to such patentable inventions, discoveries, and improvements, trade secrets, and all works subject to copyright. Consultant agrees to execute all documents and patent applications, to make all arrangements necessary to further document such ownership and/or assignment, and to take whatever other steps may be needed to give the Company the full benefit of them, both during the Term and thereafter. Consultant specifically agrees that all copyrighted materials generated or developed under this Agreement, including but not limited to computer programs and documentation, shall be considered works made for hire under the copyright laws of the United States and that they shall, upon creation, be owned exclusively by the Company.
4.    INDEMNITY PROVISIONS FOR LIABILITY OR DAMAGES OF EVERY KIND. Consultant agrees to and shall indemnify and hold harmless the Company and its agents, servants and employees, from and against any and all claims, actions, demands, losses, damages, causes of action, suits and liability of every kind, including all expenses of litigation, court costs, and attorneys' fees, arising out of injury to or death of any person, including Consultant, or for damage to any property, to the extent arising out of or caused by the negligence or willful misconduct of Consultant or of Consultant's employees, agents or representatives. The Company agrees to and shall indemnify and hold harmless Consultant from and against any and all claims, actions, demands, losses, damages, causes of action, suits and liability of every kind, including all expenses of litigation, court costs, and attorneys' fees, arising out of injury to or death of any person, including the Company’s agents, servants and employees, or for damage to any property, to the extent arising out of or caused by the negligence or willful misconduct of the Company or their employees, agents or representatives.
5.    Unless approved by the Company, all services under this Agreement shall be provided by Consultant and by no other person. This Agreement shall not be assigned by Consultant nor shall any work to be performed hereunder be sublet or subcontracted by Consultant. The Company may assign this Agreement to any successor to substantially all the business or assets of the Company.
6.    All notices and written communications under this Agreement shall be effective when received or refused at the addresses set forth below, unless changed by written notice to the other party.
Company:     HollyFrontier Corporation
2828 N. Harwood, Suite 1300
    Dallas, Texas 75201
    Attn: Chief Executive Officer

With a copy to:    HollyFrontier Corporation
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
Attn: General Counsel

Consultant:     To such address as provided by the Consultant to the Company.
15.The validity of this Agreement and any of its provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the State of Texas. This Agreement comprises the entire agreement between the Company and Consultant. No amendment or modification of this Agreement shall be effective for any purpose whatsoever unless in writing and signed by both parties. There are no agreements, understandings, conditions or representations, express or implied with reference to the subject matter hereof that are not merged herein or superseded hereby. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect hereto and no other agreement relating to the subject matter of this Agreement not contained herein shall be valid or binding. Notwithstanding the foregoing, this Agreement does not supersede any separation and/or release agreement between the parties if such an agreement was executed in connection with Consultant's separation from employment with the Company, HLS or their respective subsidiaries.
16.Any dispute or controversy, specifically excluding a request for injunctive relief under Paragraphs 9 through 11 above, arising under or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator to be held, and the award made, in Dallas County, Texas, pursuant to the then existing rules of the American Arbitration Association (AAA). If a party is unable to resolve a dispute hereunder after good faith negotiation, then either party may request, by written notice to the other, to commence arbitration under this Agreement. In such event, each party shall nominate one person as the proposed arbitrator. If the parties agree upon one person nominated, then that person shall serve as arbitrator. If the parties are unable to so agree, then the two persons so nominated by the parties shall select a third independent person to serve as the arbitrator. In the event one party fails to nominate a proposed arbitrator, the parties may then obtain a list of five proposed arbitrators from AAA who will be alternatively stricken by the parties until one arbitrator remains, who shall then serve as the arbitrator. Consultant shall strike first from the AAA panel. Any arbitrator on any proposed panel or selected shall have experience in human resources and/or government affairs and shall not be involved in the controversy, or be or have been an officer, director, relative, representative, employee or agent of or for either party. The selection of the arbitrator shall be made within 30 days after the written demand for arbitration is received. The arbitration shall be conducted within 30 days after the arbitrator is selected, and the arbitrator shall issue his decision within 30 days after the arbitration hearing is concluded. All fees and expenses of the arbitrator shall be borne by the party which does not prevail in the arbitration. Judgment may be entered on the arbitrator's award in any court having jurisdiction and shall be final, binding and conclusive upon the parties hereto.
17.The Company's right to require strict performance of Consultant's obligations shall not be affected in any way by any previous waiver, forbearance or course of dealing.
18.If any part of this Agreement shall be held unenforceable, the rest of this Agreement will nevertheless remain in full force and effect.
19.Except for obligations specifically provided for herein with respect to periods after the expiration or termination of this Agreement, the provisions of this Agreement shall continue to apply for one year following the expiration or termination of this Agreement.
15.    Consultant agrees to promptly reimburse the Company for all damages, costs, and expenses, including attorneys' fees, incurred by the Company or its affiliates and arising out of or resulting from any breach of this Agreement by Consultant.
16.    The parties warrant and represent that they have read this entire Agreement, including any attachments, have had ample time to consider same, fully understand all of its provisions and knowingly and voluntarily accept and execute this Agreement of their own free will and without any undue influence or coercion.

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EXECUTED at Dallas, Texas on the day and year first above mentioned.
COMPANY
HollyFrontier Corporation

By /s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer and President

CONSULTANT

/s/ Bruce R. Shaw
Bruce R. Shaw